  EXHIBIT 10.1

June 3, 2020

Friendable, Inc.
RE: Eclectic Artists, LLC.

PARTNER AGREEMENT

BRAND:
Fan Pass or (Fan Pass Live)
(the “Brand”)

PRODUCT:
Live Stream or (Subscription service)
(the “Product”)

This PARTNER AGREEMENT FOR TALENT ACQUISITION AND EVENT MARKETING (“Agreement”), effective as of June ____2020 (“Effective Date”), is by and between Friendable, Inc., a Nevada corporation, with offices located at 1821 S Bascom Ave., Suite 353, Campbell, California 95008 (“Company”) and Eclectic Artists, LLC. a Georgia limited liability corporation, with offices located at 1900 Bonaventure Way, Marietta, Georgia 30068 (“Partner”). Company and Partner shall be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is the owner and operator of the Fan Pass Live Mobile Application, reactive website, technology and fan management platform. Fan Pass provides an inclusive solution for pop-up LIVE EVENT STREAMING, merchandise sales, data ownership by each artist and fan community development and management. Includes archived events, fan content and other content within the Fan Pass channels.

WHEREAS, the Partner is a concert and management company for various music artists, celebrity artists and/or talent; and

WHEREAS, the Company is engaging Partner to promote the Fan Pass platform and to engage artists/talent for exclusive access to dedicated “Channel Ownership” by artists/talent, for pop-up LIVE STREAMING EVENTS, PHYSICAL ON SITE or BACKSTAGE STREAMING (each an “Event Stream”), mutually agreeable merchandise offerings, podcasts and CONTENT promoting Fan Pass app downloads, subscriptions and fan engagement (the “Services”); as well as mutually agreeable marketing and promoting each of the scheduled live stream events as further described herein.

NOW THEREFORE, the Parties agree as set forth herein:

1.
The Partner

a.
The Partner shall identify, negotiate and contract mutually agreed upon artists/talent ” to participate in the ownership of an exclusive “Fan Pass Live Channel” dedicated to all live stream events of various lengths, pop-up events, shout outs to fans, merchandise sales and content of various types, supporting the Fan Pass platform, mobile application and website to promote ahead of and following events delivered to fans through the subscription area of Fan Pass.

b.
The Initial Term of this Agreement shall be eighteen (18) months. It is the intent of both parties to continue with artist events as outlined in “Exhibit A” or otherwise. Either Party may terminate this Agreement six (6) months after the Effective date upon 30 days’ written notice, should there be a desire to do so. Notwithstanding termination of this Agreement, Company shall continue to pay to Partner its percentage share of Net Revenue (as defined below) on a monthly basis in accordance with Section 3(a).

2.
The Services

a.
Partner shall negotiate, on behalf of the Company, to secure the services of Artists. Each Artist shall agree to perform certain deliverables (the “Deliverables”) by executing an agreement with Company in substantially the same form as Exhibit A hereto. Notwithstanding the foregoing, the specific deliverables for each Artist will be negotiated on a case-by-case basis by Company, Partner, and Artist as appropriate for each engagement.

b.
Company shall be responsible for the planning, preparation and marketing of each Event Stream, during the promotional period, on the date of event and following each event. For example, once the Partner has secured the services of an Artist, Company’s “Relationship Agents” will engage each Artist/and gather content in the days prior to the event (the “Promotional Period”), gather content for the event (“Date of Event”), and gather content for the period after the event (promote more subscriptions for the month). If a planned event does not occur for reason of cancellation, the Parties will attempt to offer a new event in a time frame agreeable to the Company.

3.
Compensation

In consideration for the services described above, the Company hereby agrees to compensate Partner as follows:

a.
The Company will pay Partner five percent (5%) of Net Revenue.

i.
As used herein, the following terms have the following meanings:

A.
“Costs” means broadcast fees, such as streaming fees, processing or chargeback fees, refunds, printing and fulfillment fees on merchandise and any taxes collected but only to the extent such Costs are (i) actually incurred and paid by Company, and (ii) attributable to an Event Stream or other music artist event on the Fan Pass platform. Costs shall not include Company’s general overhead expenses and fixed costs such as rent, salaries, independent contractor fees, and other expenses unrelated to the music artist events contemplated under this Agreement.

B.
“Gross Revenue” means any and all revenue of the Company and each of its affiliates (including Fan Pass Inc.) which is attributable to the Fan Pass platform in any form whatsoever, including revenue based on Fan Pass subscribers and merchandise sales, revenue earned pursuant to any agreement between Company and artists, including agreements in the form of Exhibit A hereto or any other future agreement(s) between Company and artists, and any and all other revenue earned by Company in whatever form that is attributable to the Fan Pass platform. Notwithstanding the foregoing, Gross Revenue shall not include revenue related to: Spagatini's Jazz Lounge - Los Angeles, T K A (Adam Kluger and their affiliates), Eddie Meehan - One Union, Legacy Retail, LLC., Human Brands, LLC., and their related affiliates, Garth Brooks, Pat Quigley, Taylor Swift, John Rich (Big & Rich), Sammy Hagar, and Y&T.

C.
“Gross Revenue” means Gross minus Costs.

ii.
Partner’s share of Net Revenue shall be paid on the 15th of the month following the month in which Gross Revenue was generated and if not paid by such date, such amount shall accrue interest at the rate of five percent (5%) per annum from the due date until the date paid. On the 15th of each month, Company shall certify to Partner in writing the calculation of Net Revenue (if any) and Costs for the previous month (the “Monthly Statement”).

iii.
Company shall maintain Books and Records which Partner may examine, at Partner’s expense. Partner may make those examinations only for the purpose of verifying the accuracy of statements rendered to Partner under paragraph a.ii. Partner may make such an examination only once during each twelve-month period, only once for a particular accounting period, and only within one year after the end of an accounting period with respect to accountings during the period concerned. Partner may make those examinations only during Company's usual business hours, on reasonable written notice for a reasonably convenient time, and at the place where Company keeps the Books and Records to be examined. Partner may appoint a qualified auditor to make such an examination for Partner. The rights hereinabove granted to Partner shall constitute Partner’s sole and exclusive rights to examine Company's Books and Records.

iv.
If, in the course of any examination, made in accordance with paragraph a.iii., of Net Revenues payable to Partner under Section 3, Partner and Company agree in writing that there has been an under crediting of Net Revenues to Partner exceeding 10 percent of the total Net Revenue credited by Company to Partner in the aggregate for the periods covered by such examination, Company will pay interest to Partner on any portion of such agreed-upon under crediting of Net Revenues that is paid to Partner at the time of such agreement or determination, at the prime rate in effect on the date on which Company is deemed to have sent Partner the Net Revenue statement for the last accounting period covered by the examination, as such rate is quoted in the "Money Rate" section of The Wall Street Journal (or, if The Wall Street Journal is discontinued or is no longer quoting such rate, any other similarly reputable published source), calculated from the date such Net Revenues were payable.

v.
If Partner and Company fail to reach an agreement with respect to any disputed amounts after an examination pursuant to paragraph a.iii, then any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to the office of a nationally recognized firm of independent certified public accountants other than Partner's accountants or Company's accountants mutually agreeable to Partner and the Company (the "Independent Accountants") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Monthly Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Monthly Statement and the Statement of Objections, respectively. The Independent Accountants’ adjustments to the Monthly Statement shall be conclusive and binding upon the parties hereto. Any payment required of the Company as a result of the Independent Accountants’ adjustments to the Monthly Statement shall be made within 5 business days of the Independent Accountant’s determination. Should any adjustment by the Independent Accountants be less than 10% of the total amount due for the period under dispute then the disputing party shall pay the fees of the Independent Accountant. Should the adjustment by the Independent Accountants be 10% more of the amount due for the period under dispute then the non-disputing party shall pay the fees of the Independent Accountants.

b.
Simultaneously with the execution of this Agreement, Partner will enter into a stock subscription agreement containing traditional representations warranties. Within three (3) business of the Effective Date, the Company will issue to Partner that number of shares of the Company’s Series A Preferred Stock, so that when converted would be equal to 5% of the issued and outstanding shares of the Company’s common stock. The share issuance is agreed between the parties to be granted as additional compensation. The shares of Series A Preferred Stock and the shares of common stock issuable upon conversion thereof, may not be sold or transferred by Partner unless: (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”); (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions and shall be furnished by Company’s counsel, at Company’s sole expense) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) such shares are transferred to an “affiliate” (as defined in Rule 144) or “related person” of Partner (as defined in the Instruction to Item 404(a) of Regulation S-K) who agrees to sell or otherwise transfer the shares only in accordance with this section.

4.
Grant of Rights

a.
Company hereby authorizes Partner, during the Term, to act as its agent with respect to the Services described herein and to negotiate and, where required, enter into agreements on the Company’s behalf, with respect to the subject matter hereof and in accordance with the sample agreement attached as Exhibit A.

5.
Non-disclosure

Any information obtained by Company or Partner about the other party's business including, without limitation, marketing programs, customer lists and other customer data, financial information, pricing information, information concerning business plans or business strategy, technical and non-technical information, trade secrets, all information related to the party’s current, future, and proposed products and services and the existence and subject matter of this Agreement shall be retained in confidence during the Term of this Agreement and for a period of two (2) years following its termination, except that such information may be disclosed (i) to legal and accounting professionals who are or may be retained by a party to this Agreement, and who will also be instructed by such Party or their counsel to adhere to the same non-disclosure agreement, (ii) to the extent such disclosure is expressly agreed to in writing by the non-disclosing party, or (iii) as required by court order or otherwise by law.

6.
Liability; Indemnification

Partner will work with each Artist to facilitate the Artist’s performance of the Deliverables set forth in the separate contract between Artist and Company. However, Partner is under no obligation to perform such Deliverables itself and makes no representations or warranties with regard to Artist’s performance of the Deliverables. In the event an Artist fails to perform the Deliverables, or if a scheduled Event is canceled and is not substituted as stated in Section 2.b above, neither Party to this Agreement shall be liable to the other for incidental, punitive, exemplary, indirect or consequential damages, or lost profits arising under or related to this Agreement. The Company agrees to indemnify, defend and hold harmless Partner and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, the “Indemnified Parties”) against any and all losses incurred by such Indemnified Parties arising out of or related to any action or omission of the Company.

7.
Entire Agreement

This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to such subject matter.

8.
Governing Law

This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of California, applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction.

9.
Severability

Any section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed here from and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall (a) be severed from any illegal, invalid or unenforceable section, subsection or other subdivision of this Agreement or any other provision of this Agreement; and (b) otherwise remain in full force and effect.

10.
Waiver

No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the Parties to be bound thereby.

11.
Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall only constitute one instrument. To facilitate the execution and delivery of this Agreement, the Parties may execute and exchange counterparts of the signature pages by facsimile or e-mail, and the signature page of any Party to any counterpart may be appended to any other counterpart.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first set forth above:

ECLECTIC ARTISTS, LLC.

By:______________________
_________________________
Title:_____________________

FRIENDABLE, INC.

By: _______________________
Robert A. Rositano Jr.
Chief Executive Officer / Director

Exhibit A – Artist Agreement